EXHIBIT 99.1

DEAN HOLDING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Three Months Ended March 31, 2005

	Historical	Adjustments	Pro Forma
	(In thousands)
Net sales	$1,063,298	$(157,157)	$906,141
Cost of sales	813,280	(122,624)	690,656

Gross profit	250,018	(34,533)	215,485

Operating costs and expenses	181,017	(17,668)	163,349
Other expense	13,724	(132)	13,592

Income from continuing operations before income taxes	55,277	(16,733)	38,544
Income taxes	21,003	(6,221)	14,782

Income from continuing operations	$34,274	$(10,512)	$23,762

DEAN HOLDING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2004

	Historical	Adjustments	Pro Forma
	(In thousands)
Net sales	$4,309,875	$(676,768)	$3,633,107
Cost of sales	3,318,899	(536,677)	2,782,222

Gross profit	990,976	(140,091)	850,885

Operating costs and expenses	725,385	(87,726)	637,659
Other expense	53,090	(339)	52,751

Income from continuing operations before income taxes	212,501	(52,026)	160,475
Income taxes	81,141	(19,072)	62,069

Income from continuing operations	$131,360	$(32,954)	$98,406

DEAN HOLDING COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2005

	Historical	Adjustments	Pro Forma
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$7,332	$(88)	$7,244
Accounts receivables, net	293,011	(30,139)	262,872
Inventories	212,357	(103,960)	108,397
Other current assets	76,194	(10,464)	65,730

Total current assets	588,894	(144,651)	444,243
Property, plant and equipment	633,939	(125,172)	508,767
Goodwill	1,425,252	(306,473)	1,118,779
Identifiable intangible and other assets	225,951	(21,966)	203,985

Total	$2,874,036	$(598,262)	$2,275,774

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$352,018	$(57,235)	$294,783
Income taxes payable	4,961	—	4,961
Current portion of long-term debt	99,896	(219)	99,677

Total current liabilities	456,875	(57,454)	399,421
Long-term debt	766,377	(5,266)	761,111
Deferred income taxes	228,945	(43,319)	185,626
Other long-term liabilities	151,589	(19,584)	132,005

Stockholder’s equity:
Common stock, 1,000 shares issued and outstanding at March 31, 2005 with a par value $0.01 per share	—	—	—
Additional paid-in capital	1,391,603	—	1,391,603
Retained earnings	476,163	(475,101)	1,062
Receivable from parent	(578,723)	—	(578,723)
Accumulated other comprehensive income (loss)	(18,793)	2,462	(16,331)

Total stockholder’s equity	1,270,250	(472,639)	797,611

Total	$2,874,036	$(598,262)	$2,275,774